Exhibit 11.1

 Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Statement on Form 1-A of our report dated June 12, 2025, relating to the balance sheet of Volta Streaming Inc. (the “Company”) as of December 31, 2024, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from August 23, 2024 (Inception) through December 31, 2024, and the related notes, which report appears in the Offering Circular that is a part of this Offering Statement.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

December 23, 2025